Exhibit 99.1

FOR RELEASE April 26, 2007	Contacts: Rob Stewart Investor Relations Tel (949) 480-8300 Fax (949) 480-8301

ACACIA RESEARCH REPORTS FIRST QUARTER 2007
FINANCIAL RESULTS

Newport Beach, Calif. - (BUSINESS WIRE) - April 26, 2007 - Acacia Research Corporation (Nasdaq: ACTG; CBMX) today reported results for the three months ended March 31, 2007. Acacia Research Corporation comprises two operating groups, the Acacia Technologies group and the CombiMatrix group.

“Acacia Technologies revenues for the first quarter of 2007 were $25,185,000 compared to $4,717,000 in the year ago period.  Trailing 12-month revenues were $55,293,000 compared to $22,428,000 at the end of the first quarter of 2006,” commented Acacia Research Corporation Chairman and CEO, Paul Ryan.

“Acacia Technologies reported first quarter GAAP net income of $4,399,000 or $0.16 per share, including non-cash patent amortization and non-cash stock compensation charges totaling $2,079,000.  Cash and cash equivalents and short-term investments were $53,193,000 at the end of the first quarter, an increase of $8,195,000, compared to $44,998,000 as of December 31, 2006.”

“Acacia entered into 22 new licensing agreements in the first quarter covering 11 different licensing programs.  We began generating revenues from 4 new licensing programs in the quarter and have now generated revenues from 24 different licensing programs.  We also acquired control of 6 new patent portfolios in the quarter and now control 66 patent portfolios.  Acacia's licensing success is increasing new opportunities for partnering with owners of patented technologies as we continue to build our leadership position in patent licensing,” concluded Mr. Ryan.

“The CombiMatrix group recognized revenues of $1,137,000 for the first quarter of 2007. This represented a 32% increase over the fourth quarter of 2006 and a 9% decrease relative to the first quarter of 2006. Our GAAP division net loss for the quarter improved to $2,097,000 compared to a GAAP division net loss of $7,689,000 for the first quarter of 2006. Contributing to the improvement in net loss was significant cost cutting measures as well as certain non-cash items. As a result, we ended the first quarter of 2007 with $10,517,000 of cash and cash equivalents and short-term investments on our balance sheet,” commented Dr. Amit Kumar, CEO and President of CombiMatrix Corporation.

“As discussed previously, we have made significant organizational changes in our fixed and variable costs in order to finance the expansion of our business into the molecular diagnostics sector and to conserve our capital, and we expect these measures to improve our cash burn throughout 2007. We launched diagnostic array services late last year and early this year in the areas of congenital genetic disorders, oncology, and infectious diseases. We also have a rich pipeline of pending products to be launched during the second quarter of 2007 and beyond. We are making progress in establishing our presence in the molecular diagnostics markets, building our diagnostics sales and marketing infrastructure, and entering relationships with other laboratories to expand the reach of our diagnostic services,” concluded Dr. Kumar.

Acacia Research Corporation Consolidated Financial Results
(See Separate Financial Results for Acacia Research Corporation’s Acacia Technologies Group and CombiMatrix Group below)

For the Three Months Ended March 31, 2007 and 2006

Consolidated revenues for the first quarter of 2007 were $26,322,000 versus $5,962,000 in the comparable 2006 period. First quarter 2007 revenues recognized by the Acacia Technologies group were $25,185,000 versus $4,717,000 in the comparable 2006 period. First quarter 2007 revenues recognized by the CombiMatrix group were $1,137,000 versus $1,245,000 in the comparable 2006 period.

On a consolidated basis, Acacia Research Corporation reported first quarter 2007 consolidated GAAP net income of $2,302,000 versus a net loss of $10,098,000 in the comparable 2006 period. The first quarter 2007 results were comprised of net income for the Acacia Technologies group of $4,399,000 versus a net loss of $2,409,000 in the comparable 2006 period, and a net loss for the CombiMatrix group of $2,097,000 versus $7,689,000 in the comparable 2006 period.

The first quarter 2007 consolidated results included non-cash patent amortization, stock compensation and depreciation charges totaling $3,065,000 versus $3,620,000 in the comparable 2006 period.

First quarter 2007 consolidated results also included a non-cash gain of $2,378,000 versus a non-cash charge of $1,740,000 in the comparable 2006 period, related to the adjustment of the CombiMatrix group’s long-term warrant liability to fair value as of March 31, 2007.

First quarter 2007 internal research and development expenses were $1,848,000 (including non-cash stock compensation charges of $258,000) versus $2,379,000 (including non-cash stock compensation charges of $293,000) in the comparable 2006 period. First quarter 2007 government contract costs totaled $534,000 versus $250,000 in the comparable 2006 period. Refer to “CombiMatrix Group Financial Results” below for additional information.

Consolidated marketing, general and administrative expenses for the first quarter of 2007, including non-cash stock compensation charges, were $6,851,000 versus $7,449,000 in the comparable 2006 period. First quarter 2007 marketing, general and administrative expense included $980,000 in non-cash stock compensation expense versus $1,450,000 in the comparable 2006 period. Refer to “Acacia Technologies Group Financial Results” and “CombiMatrix Group Financial Results” below for additional information.

Acacia Technologies group operating expenses for the first quarter of 2007 and 2006 included inventor royalties expenses of $5,486,000 and $1,283,000, respectively, and contingent legal fees expenses of $8,636,000 and $988,000, respectively. The Acacia Technologies group’s first quarter 2007 patent-related legal expenses were $1,367,000 versus $366,000 in the comparable 2006 period. Refer to “Acacia Technologies Group Financial Results” below for additional information.

Financial Condition

Total consolidated assets were $114,367,000 as of March 31, 2007 compared to $109,604,000 as of December 31, 2006. Cash and cash equivalents and short-term investments on a consolidated basis totaled $63,710,000 as of March 31, 2007 compared to $59,340,000 as of December 31, 2006.

Acacia Technologies Group Financial Results
(A Division of Acacia Research Corporation)

For the Three Months Ended March 31, 2007 and 2006

First quarter 2007 license fee revenues recognized by the Acacia Technologies group were $25,185,000 versus $4,717,000 in the comparable 2006 period. First quarter 2007 revenues included license fees from 22 new licensing agreements covering 11 of our technology licensing programs, including initial license fee revenues for our Spreadsheet Automation technology, Rule-Based Monitoring technology, Digital Color Correction for Video Graphics Systems technology and Portable Storage Devices with Links technology licensing programs. First quarter 2007 license fee revenues also included fees from the licensing of our DMT® technology, Audio/Video Enhancement and Synchronization technology, Audio Communications Fraud Detection technology , Credit Card Fraud Protection technology, Image Resolution Enhancement technology, Pop-Up Advertising technology, and Product Activation technology. To date, the Acacia Technologies group has generated revenues from 24 of its technology licensing programs.

Trailing twelve-month revenues for the Acacia Technologies group were $55.3 million as of March 31, 2007, as compared to $34.8 million at December 31, 2006 and $22.4 million as of March 31, 2006.

The Acacia Technologies group reported first quarter 2007 division net income of $4,399,000 versus a net loss of $2,409,000 in the comparable 2006 period. Included in first quarter 2007 divisional results are non-cash stock compensation charges and non-cash patent amortization charges totaling $2,079,000 versus $2,391,000 in the comparable 2006 period. First quarter 2007 non-cash stock compensation charges were $763,000 versus $1,048,000 in the comparable 2006 period. The reduction in non-cash stock compensation charges primarily reflects the reversal of non-cash stock compensation charges recorded in prior periods due to the pre-vesting forfeiture of certain share-based awards in connection with an employee separation during the period.

First quarter 2007 marketing, general and administrative expenses increased to $4,364,000 (including non-cash stock compensation charges of $763,000) from $3,537,000 (including non-cash stock compensation charges of $1,048,000) in the comparable 2006 period. The net increase was due primarily to the addition of licensing, business development and engineering personnel since the end of the comparable 2006 period, a one-time severance charge for an employee separation under the Executive Severance Plan, an increase in accounting and legal expenses related to the CombiMatrix Corporation split-off transaction and an increase in corporate, general and administrative costs related to the continued growth of Acacia Technologies group’s ongoing operations. These increases were partially offset by a decrease in consulting expenses due to the expiration of the consulting agreement with the former CEO of Global Patent Holdings, LLC, and the reduction in non-cash stock compensation charges as described above.

Acacia Technologies group operating expenses for the first quarter of 2007 and 2006 included inventor royalties expenses of $5,486,000 and $1,283,000, respectively, and contingent legal fees expenses of $8,636,000 and $988,000, respectively. The increase in inventor royalties expense and contingent legal fees expense primarily reflects the increase in license fee revenues and the impact of the specific mix of patent portfolios generating the revenues for the first quarter of 2007, as compared to the first quarter in 2006. The majority of the Acacia Technologies group’s patent portfolios are subject to patent and patent rights agreements with inventors containing provisions granting to the original patent owner the right to receive inventor royalties based on future net revenues, as defined in the respective agreements, and may also be subject to contingent legal fee arrangements with external law firms engaged on a contingent fee basis. The economic terms of the inventor and contingent arrangements, if any, vary across the Acacia Technologies group’s patent portfolios. As such, inventor royalties and contingent legal fees expenses fluctuate period to period based on the amount of revenues recognized each period and the mix of specific patent portfolios generating revenues each period.

First quarter 2007 patent-related legal expenses were $1,367,000 versus $366,000 in the comparable 2006 period. Patent-related legal expenses include patent-related prosecution and enforcement costs incurred by outside patent attorneys engaged on an hourly basis and the out-of-pocket expenses incurred by law firms engaged on a contingent fee basis. Patent-related legal expenses fluctuate from period to period based on patent enforcement and prosecution activity associated with ongoing licensing and enforcement programs and the timing of the commencement of new licensing and enforcement programs in each period. Patent-related legal expenses include case related costs billed by outside counsel for economic analyses and damages assessments, expert witnesses and other consultants, case related audio/video presentations for the court, and other litigation support and administrative costs.

The increase in patent related legal expenses in the first quarter of 2007, versus the comparable 2006 period, is primarily due to a net increase in the number of active licensing programs, and as a result, an increase in the number of ongoing patent enforcement litigations, since the first quarter of 2006. The increase in patent related legal expenses is also due to an increase in the number of enforcement actions that are further along in the litigation process, resulting in increased costs incurred in connection with the preparation for depositions, the preparation and response to discovery requests, expert witnesses, damages reports and other costs. We expect patent-related legal expenses to continue to fluctuate quarter to quarter based on the factors summarized above, in connection with the Acacia Technologies group’s current and future patent commercialization and enforcement programs.

Financial Condition

Total assets for the Acacia Technologies group were $74,525,000 as of March 31, 2007 compared to $65,770,000 as of December 31, 2006. Cash and cash equivalents and short-term investments totaled $53,193,000 as of March 31, 2007 compared to $44,998,000 as of December 31, 2006.

CombiMatrix Group Financial Results
(A Division of Acacia Research Corporation)

For the Three Months Ended March 31, 2007 and 2006

Revenues for the first quarter of 2007 were $1,137,000 versus $1,245,000 in the comparable 2006 period and $859,000 for the fourth quarter of 2006. First quarter 2007 revenues were comprised of $549,000 in government contact revenues and $588,000 in CustomArrayTM product, equipment and service revenues. First quarter 2006 revenues were comprised of $264,000 of government contract revenues and $981,000 of CustomArrayTM product, equipment and service revenues.

The first quarter 2007 division net loss improved to $2,097,000 versus $7,689,000 in the comparable 2006 period. The first quarter 2007 results included non-cash stock compensation, patent amortization and depreciation charges totaling $959,000 versus $1,213,000 in the comparable 2006 period. The first quarter 2007 results also included a non-cash gain of $2,378,000 related to the adjustment of the CombiMatrix group’s long-term warrant liability to fair value as of March 31, 2007, compared to a non-cash charge of $1,740,000 for the comparable 2006 period. The change in this non-cash item contributed $4.1 million to the overall $5.6 million improvement in division net loss from the comparable 2006 quarter.

First quarter 2007 government contract costs totaled $534,000 versus $250,000 in the comparable 2006 period. First quarter 2007 internal research and development expenses were $1,848,000 (including non-cash stock compensation charges of $258,000) versus $2,379,000 (including non-cash stock compensation charges of $293,000) in the comparable 2006 period. The overall decrease was due to fewer research and development projects in the current quarter as part of the CombiMatrix group’s overall cost reduction efforts.

First quarter 2007 marketing, general and administrative expenses decreased to $2,487,000 (including non-cash stock compensation charges of $217,000) from $3,912,000 (including non-cash stock compensation charges of $402,000) in the comparable 2006 period. Excluding the impact of non-cash stock compensation, the overall decrease was due primarily to reduced rent expense from the February 1, 2007 lease amendment between the CombiMatrix group and it’s landlord in Mukilteo, Washington, reduced sales and marketing expenses and general and administrative salaries and expenses as part of the CombiMatrix group’s overall cost reduction efforts.

Financial Condition

Total assets for the CombiMatrix group were $40,007,000 as of March 31, 2007 compared to $44,214,000 as of December 31, 2006. Cash and cash equivalents and short-term investments totaled $10,517,000 as of March 31, 2007 compared to $14,342,000 as of December 31, 2006.

Business Highlights and Recent Developments

Business highlights of the first quarter and recent developments include:

Acacia Technologies group:

•
Credit Card Fraud Control Corporation, a wholly owned subsidiary that is part of the Acacia Technologies group, entered into non-exclusive licenses with the following companies, covering a patent that applies to fraud protection technology:

•	Center.com, Inc., dba Astrocenter.com.
•	Outspoke Technologies, Inc. and its affiliates, resolving a pending lawsuit Case No. C 06-06423 before the United States District Court for the Northern District of California.
•	Pilgrim Telephone, Inc. and its affiliates, resolving a pending lawsuit Case No. C 06-06423 before the United States District Court for the Northern District of California.

The patented technology generally relates to methods for determining and preventing fraud when using telephonic, computer network or other communication services to complete a sale. The claims cover methods for preventing fraud during the purchase of services for entertainment or technical support.  These methods help protect vendors from credit card charge-backs and help protect consumers whose credit card numbers may have been stolen.

•
Financial Systems Innovation LLC, a wholly owned subsidiary that is part of the Acacia Technologies group, entered into non-exclusive licenses with the following companies, covering a patent that applies to credit card fraud protection technology:

•	The Men’s Wearhouse.
•	Linens ‘n Things, Inc., resolving a lawsuit pending before the United States District Court for the Eastern District of Texas.
•	Travelex America Holdings, Inc.
•	GNC Corporation.

The patented technology generally relates to a computerized system for protecting retailers and consumers engaged in credit card, check card, and debit transactions. The system includes an electronic card reader, and the generation and use of a transaction number, which specifically identifies each transaction processed within the system. As a result, the retailer does not necessarily have to print detailed information concerning the cardholder’s identity or account number on the customer’s receipt.

•
IP Innovation, LLC, a wholly owned subsidiary that is part of the Acacia Technologies group, entered into a license and settlement agreement with L.G. Electronics, Inc. covering patents that apply to Audio/Video Enhancement and Synchronization, and Image Resolution Enhancement technologies. The agreement with L.G. Electronics resolves a patent infringement lawsuit which was pending in the United States District Court for the Northern District of Illinois.

IP Innovation, LLC also entered into a License Agreement with Lexmark International, Inc. covering patents that apply to Image Resolution Enhancement Technology. The Agreement resolves litigation that was pending in the District Court for the Northern District of Illinois with respect to certain Lexmark products.

The Audio/Video Enhancement and Synchronization technologies generally relate to the use of a noise reduction filtering system for digital video compression, and for video and audio signals received by digital radios and video displays. Other aspects of the technologies apply to the synchronization of audio/video signals. The Image Resolution Enhancement Technology generally relates to the modification of a video or printed display to improve the perceived image quality beyond the basic pixel resolution of the display.

•
InternetAd Systems, LLC, a wholly owned subsidiary that is part of the Acacia Technologies group, entered into licenses with the following companies covering a portfolio of patents that apply to Pop-Up Advertising:

•	The Motley Fool, Inc.,
•	MLB Advanced Media, LP,
•	The Washington Post Company
•	Tribune Company, resolving a patent infringement lawsuit that was pending in the District Court for the Northern District of Texas.

The Pop-up Advertising technology generally relates to user activated displays on a website which can include advertising, surveys, messages, sound, video, applets and any other graphic or textual content.

•
Diagnostic Systems Corporation, a wholly owned subsidiary that is part of the Acacia Technologies group, entered into a license with Callidus Software, Inc. covering a portfolio of patents that apply to rule-based monitoring. This patented technology can be used to monitor a variety of hardware and software systems such as network nodes, servers, databases and applications.

•	Acacia Patent Acquisition Corporation, a wholly owned subsidiary that is part of the Acacia Technologies group, continued its patent and patent rights acquisition activities as follows:

•
In February 2007, acquired rights to a patent relating to wireless digital messaging technology. The patented technology generally relates to transmitting digital content to wireless devices, such as cell phones, PDAs, MP3 players and laptop computers, including wireless systems that deliver digital content, such as images, graphics, photographs, image-embedded e-mail and facsimiles.  Among the primary applications for this technology are mobile phone picture messaging and email/fax delivery.

•
In February 2007, acquired rights to a patent relating to pointing device technology. The patented technology relates to hand held devices that include pointing devices, such as a joy stick, capable of carrying out multiple user selectable functions.

•
In February 2007, acquired rights to a patent portfolio relating to storage technology. The patent portfolio covers diverse aspects of storage devices and related technology. The patented technologies relate generally to data transfer, fault tolerance, caching, data integrity and error correction.

•
In March 2007, acquired rights to a patent relating to automated vehicle recognition for parking systems. This patented technology generally relates to methods of automatically identifying a vehicle through a characteristic, such as a license plate number, in order to deter vehicle theft.  This technology is applicable to airports, hotels, shopping centers and other parking areas that employ access control.

•
In March 2007, acquired rights to patents relating to encrypted media and playback devices. This patented technology generally relates to encryption/decryption techniques used in media and players.  It covers the devices and methods used to play back movies and other content from encrypted media.  This technology is applicable to media such as high definition discs and stand-alone players, as well as game consoles and PC’s with high definition drives.

•
Since the last report to stockholders on February 21, 2007, companies that are part of the Acacia Technologies group dismissed 4 lawsuits in their entirety involving 5 parties, in connection with our Resource Scheduling, Spreadsheet Automation, Micromesh and Credit Card Fraud Control technologies. We also dismissed 5 parties from ongoing litigation in connection with our User Activated Internet Advertising, Portable Storage Devices with Links, DMT and Vehicle Magnetic Braking technologies. In addition, we became involved in 4 new lawsuits with 31 parties in connection with our Portable Storage Devices with Links, Vehicle Magnetic Braking, Image Resolution Enhancement and Multi-Dimensional Bar Code technologies. We currently have 33 ongoing lawsuits involving 139 companies.

CombiMatrix group:

•
On February 1, 2007, the CombiMatrix group executed an amendment to its lease for office and laboratory space in Mukilteo, Washington that reduced both its amount of leased space as well as the lease rate. Overall, the CombiMatrix group reduced its monthly lease expense and related charges from approximately $200,000 per month to approximately $55,000 per month.

•
On March 7, 2007, the CombiMatrix group announced that its diagnostics subsidiary, CombiMatrix Molecular Diagnostics, Inc. (“CMDX”) entered into a relationship with the Centre for Applied Genomics in Toronto, Canada. This relationship will provide CMDX access to published markers in the area of autism and other diseases in upcoming versions of CMDX’s Constitutional Genetic Array Test.

•
On March 13, 2007, the CombiMatrix group announced that CMDX had launched its bacterial artificial chromosome (“BAC”) array comparative genomic hybridization (“CGH”) Technical Only Program for reference laboratories and other clients, thus providing enhanced flexibility in its array-based diagnostic offerings to its customers.

•
On March 14, 2007, the CombiMatrix group announced that CMDX had completed the clinical validation of the first of its HemeScanTM suite of BAC array CGH-based diagnostic tests. These tests are designed to detect prognostic markers in chronic lymphocytic leukemia and are now available to the clinical community through both routine clinical sample processing as well as through CMDX’s innovative Technical Only Program for reference laboratories. This array is the first clinically validated cancer diagnostic based on BAC array CGH.

•
On March 16, 2007, the CombiMatrix group announced that it had been awarded a new $869,000 contract by the Air Force Research Laboratory to advance its Influenza Genotyping System. The field-deployable system is based on the group’s CustomArrayTM microarray platform and ElectraSenseTM detection technologies.

•
On March 20, 2007, the CombiMatrix group announced that CMDX had completed the clinical validation of and had launched the second version of its CGH array diagnostic test (the CA850). This test utilizes CMDX’s new BAC array, which includes over 200 new, validated probes obtained by CMDX’s relationship with the Centre for Applied Genetics in Toronto, Canada. The CA850 can identify over fifty genetic disorders and has now been clinically validated for use in both postnatal and prenatal analyses.

A conference call is scheduled for today. The Acacia Technologies Group presentation and Q&A will start at 1:30 p.m. Pacific Time (4:30 p.m. Eastern). The CombiMatrix Group presentation and Q&A session will start at 2:15 p.m. Pacific Time (5:15 p.m. Eastern).

To listen to the presentation by phone, dial (877) 502-9276 for domestic callers and (913) 981-5591 for international callers, both of whom will need to provide the operator with the confirmation code 5624177. A replay of the audio presentation will be available for 30 days at (888) 203-1112 for domestic callers and (719) 457-0820 for international callers, both of whom will need to enter the code 5624177 when prompted.

The call is being webcast by CCBN and can be accessed at Acacia’s website at www.acaciaresearch.com.

ABOUT ACACIA RESEARCH CORPORATION

Acacia Research Corporation comprises two operating groups, Acacia Technologies group and CombiMatrix group.

The Acacia Technologies group develops, acquires, and licenses patented technologies.  Acacia controls 66 patent portfolios, which include U.S. patents and certain foreign counterparts, covering technologies used in a wide variety of industries including audio/video enhancement & synchronization, broadcast data retrieval, computer memory cache coherency, credit card fraud protection, database management, data encryption & product activation, digital media transmission (DMT®), digital video production, dynamic manufacturing modeling, enhanced Internet navigation, image resolution enhancement, interactive data sharing, interactive television, laptop docking station connectivity, microprocessor enhancement, multi-dimensional bar codes, resource scheduling, spreadsheet automation, and user activated Internet advertising.

The CombiMatrix group is developing a platform technology to rapidly produce customizable arrays, which are semiconductor-based tools for use in identifying and determining the roles of genes, gene mutations and proteins.  The CombiMatrix's group's technology has a wide range of potential applications in the areas of genomics, proteomics, biosensors, drug discovery, drug development, diagnostics, combinatorial chemistry, material sciences and nanotechnology.

Acacia Research-Acacia Technologies (Nasdaq: ACTG) and Acacia Research-CombiMatrix (Nasdaq: CBMX) are both classes of common stock issued by Acacia Research Corporation and are intended to reflect the performance of the respective operating groups and are not issued by the operating groups.

Information about the Acacia Technologies group and the CombiMatrix group is available at www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

ACACIA RESEARCH CORPORATION
SUMMARY FINANCIAL INFORMATION
(In thousands, except share and per share information)
(Unaudited)

CONSOLIDATED BALANCE SHEET INFORMATION

	March 31, 2007	December 31, 2006
Total Assets	$114,367	$109,604
Total Liabilities	$15,398	$15,295
Total Stockholders’ Equity	$98,969	$94,309

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	March 31, 2007	March 31, 2006
Revenues:
License fees	$25,185	$4,717
Government contracts	549	264
Products	440	924
Service contracts	148	57

Total revenues	26,322	5,962

Operating expenses:
Cost of government contract revenues	534	250
Cost of product sales	303	221
Research and development expenses (including non-cash stock compensation
expense of $258 in 2007 and $293 in 2006)	1,848	2,379
Marketing, general and administrative expenses (including non-cash stock
compensation expense of $980 in 2007 and $1,450 in 2006)	6,851	7,449
Legal expenses - patents	1,367	366
Inventor royalties and contingent legal fees expense - patents	14,122	2,271
Amortization of patents and royalties	1,634	1,667
Loss from equity investments	272	239

Total operating expenses	26,931	14,842

Operating loss	(609)	(8,880)

Total other income (expense)	2,935	(1,284)

Income (loss) from continuing operations before income taxes	2,326	(10,164)

(Provision) benefit for income taxes	(24)	66

Net income (loss)	$2,302	$(10,098)

Earnings (loss) per common share:
Attributable to the Acacia Technologies group:
Net income (loss)	$4,399	$(2,409)
Basic earnings (loss) per share	0.16	(0.09)
Diluted earnings (loss) per share	0.14	(0.09)

Attributable to the CombiMatrix group:
Net loss	$(2,097)	$(7,689)
Basic and diluted loss per share	(0.04)	(0.20)

Weighted average shares:
Acacia Research - Acacia Technologies stock:
Basic	27,841,286	27,400,857
Diluted	30,969,991	27,400,857
Acacia Research - CombiMatrix stock:
Basic and diluted	52,516,220	38,992,402

ACACIA TECHNOLOGIES GROUP
(A Division of Acacia Research Corporation)
SUMMARY FINANCIAL INFORMATION
(In thousands)
(Unaudited)

GROUP BALANCE SHEET INFORMATION

	March 31, 2007	December 31, 2006
Total Assets	$74,525	$65,770
Total Liabilities	$7,148	$4,276
Total Stockholders’ Equity	$67,377	$61,494

GROUP STATEMENTS OF OPERATIONS

	For the Three Months Ended
	March 31, 2007	March 31, 2006

Revenues:
License fees	$25,185	$4,717

Total revenues	25,185	4,717

Operating expenses:
Marketing, general and administrative expenses (including non-cash stock
compensation expense of $763 in 2007 and $1,048 in 2006)	4,364	3,537
Legal expenses - patents	1,367	366
Inventor royalties and contingent legal fees expense - patents	14,122	2,271
Amortization of patents	1,316	1,343

Total operating expenses	21,169	7,517

Operating income (loss )	4,016	(2,800)

Total other income	407	359

Income (loss) from continuing operations before income taxes	4,423	(2,441)

(Provision) benefit for income taxes	(24)	32

Division net income (loss)	$4,399	$(2,409)

COMBIMATRIX GROUP
(A Division of Acacia Research Corporation)
SUMMARY FINANCIAL INFORMATION
(In thousands)
(Unaudited)

GROUP BALANCE SHEET INFORMATION

	March 31, 2007	December 31, 2006
Total Assets	$40,007	$44,214
Total Liabilities	$8,415	$11,399
Total Stockholders’ Equity	$31,592	$32,815

GROUP STATEMENTS OF OPERATIONS

	For the Three Months Ended
	March 31, 2007	March 31, 2006

Revenues:
Government contracts	$549	$264
Products	440	924
Service contracts	148	57

Total revenues	1,137	1,245

Operating expenses:
Cost of government contract revenues	534	250
Cost of product sales	303	221
Research and development expenses (including non-cash stock compensation
expense of $258 in 2007 and $293 in 2006)	1,848	2,379
Marketing, general and administrative expenses (including non-cash stock
compensation expense of $217 in 2007 and $402 in 2006)	2,487	3,912
Amortization of patents and royalties	318	324
Loss from equity investments	272	239

Total operating expenses	5,762	7,325

Operating loss	(4,625)	(6,080)

Total other income (expense)	2,528	(1,643)

Loss from operations before income taxes	(2,097)	(7,723)

Benefit for income taxes	-	34

Division net loss	$(2,097)	$(7,689)